Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-45904) of The Kroger Co. of our report dated June 27, 2003 relating to the financial statements of The Kroger Co. Savings Plan, which appears in the Form 11-K filed as an exhibit to this Form 10-K/A.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-89977) of The Kroger Co. of our report dated June 27, 2003 relating to the financial statements of The Kroger Co. Savings Plan for Bargaining Unit Associates, which appears in the Form 11-K filed as an exhibit to this Form 10-K/A.

/s/     PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cincinnati, Ohio

June 27, 2003